Exhibit 99(a)
                                                                  -------------
                 MCI COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                             CAPITALIZATION SCHEDULE
                                  (In millions)
                                   (unaudited)

Set forth below is the capitalization of the company as of March 31, 1996:

Debt(a):
  Secured debt:
   Capital lease obligations ........................   $    552
   Other secured obligations ........................         38
                                                        --------
  Total secured debt ................................        590
                                                        --------
  Unsecured debt:
   Senior Notes, net ................................      1,486
   Senior Debentures, net ...........................        884
   Commercial paper borrowings ......................        919
   Other unsecured debt .............................        172
                                                        --------
  Total unsecured debt ..............................      3,461
                                                        --------
Total debt ..........................................   $  4,051
                                                        --------
Stockholders' equity:
   Class A common stock, $.10 par value, authorized
     500 million shares, issued 136 million shares ..   $     14
   Common stock, $.10 par value, authorized 2 billion
     shares, issued 593 million shares ..............         60
   Additional paid in capital .......................      6,421
   Retained earnings ................................      4,358
   Treasury stock, at cost, 38 million shares .......       (897)
                                                        --------
Total stockholders' equity ..........................      9,956
                                                        --------
Total capitalization ................................   $ 14,007
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(a)  For  additional   information   concerning  the  company's   capital  lease
     obligations, which are obligations of subsidiaries of the company that are guaranteed by the company, and for additional information concerning the company's long-term debt, see Note 9 of Notes to Consolidated Financial Statements on pages 22 through 24 of the company's Annual Report to Stockholders, which is included in Exhibit 13 to the company's Annual Report on Form 10-K for the year ended December 31, 1995. Interest rates on capital lease obligations, on a weighted average basis, approximated 8.8% per annum at March 31, 1996.